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                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                       COMPUTER TASK GROUP, INCORPORATED
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       COMPUTER TASK GROUP, INCORPORATED
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:
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
[Computer Task Group, Incorporated logo]

                              COMPUTER TASK GROUP,
                                  INCORPORATED

Dear Fellow Shareholder:
                                                   March 27, 1996

     You are cordially invited to attend the 1996 Annual Meeting of Shareholders of Computer Task Group, Incorporated which will be held at our Corporate Headquarters, 800 Delaware Avenue, Buffalo, New York on Wednesday, April 24, 1996 at 10:00 a.m.

     Your Proxy card is enclosed. Please indicate your voting instructions and sign, date and mail the Proxy promptly in the return envelope.

                                          Sincerely,

                                          /s/ Gale S. Fitzgerald
                                          ---------------------------
                                          Gale S. Fitzgerald
                                            Chairman of the Board and
                                            Chief Executive Officer

[Computer Task Group, Incorporated logo]

                              COMPUTER TASK GROUP,
                                  INCORPORATED

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 24, 1996

     NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of COMPUTER TASK GROUP, INCORPORATED will be held at our Corporate Headquarters, 800 Delaware Avenue, Buffalo, New York on Wednesday, April 24, 1996, at 10:00 a.m. for the following purposes:

          1. To elect three Class II directors to hold office until the 1998 annual meeting of shareholders and until their successors are elected and qualified.

          2. To consider and act upon a proposal to amend the Company's 1991 Stock Option Plan (i) to provide for an automatic grant of 30,000 stock options subject to incremental vesting to non-employee directors every three years in lieu of other cash compensation; (ii) to increase the number of shares of the Company's Common Stock available for options under the plan by an additional 750,000 shares; and (iii) to make such other amendments as described herein.

          3. To take action upon and transact any other business properly brought before said meeting or any adjournment or adjournments thereof.

     In accordance with the provisions of the By-laws, the record of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof has been taken at the close of business on March 13, 1996.

Dated:  Buffalo, New York
        March 27, 1996

                                 By Order of the Board of Directors,


                                 /s/ Joseph G. Makowski
                                 ----------------------
                                 Joseph G. Makowski
                                   Secretary

                              COMPUTER TASK GROUP,
                                  INCORPORATED

                                PROXY STATEMENT

     This Proxy Statement and the accompanying form of proxy are being mailed on or about March 27, 1996, in connection with the solicitation by the Board of Directors (Board) of Computer Task Group, Incorporated (Company or CTG) of proxies to be voted at the annual meeting of shareholders on April 24, 1996, and all adjournments thereof. The mailing address of the Company's principal executive office is 800 Delaware Avenue, Buffalo, New York 14209.

     Each share is entitled to one vote. Shares cannot be voted at the meeting unless the shareholder is present or represented by proxy. When proxies in the accompanying form are returned and properly executed, the shares represented thereby will be voted at the meeting in accordance with the instructions contained in the proxy, unless the proxy is revoked prior to its exercise. Proxies submitted with abstentions and broker non-votes will be counted in determining whether or not a quorum is present. Abstentions and broker non-votes will not be counted in tabulating the votes cast on proposals submitted to shareholders.

     The close of business on March 13, 1996 has been fixed by the Board as the record date for the determination of shareholders entitled to vote at the meeting. On that date, the Company had outstanding and entitled to vote 10,316,830 shares of Common Stock, par value $.01 per share (Common Stock). Except as otherwise provided by law, the holders of shares of the Common Stock vote as one class for the election of directors of the Company and on all other matters submitted to a vote of the shareholders of the Company.

                             ELECTION OF DIRECTORS

     At the annual meeting of shareholders, in accordance with the Company's Certificate of Incorporation and By-laws, three (3) persons are to be elected to the Board of Directors of the Company as Class II directors to hold office until the 1998 annual meeting of shareholders and until their successors are elected and qualified.

     It is intended that shares represented by properly executed proxies will be voted, in the absence of contrary instructions, in favor of the election of the following nominees as Class II directors -- George B. Beitzel, Richard L. Crandall and Barbara Z. Shattuck. G. David Baer, who is also a Class II director, retired from the Company as of May 1995, and is not standing for re-election. Pursuant to the Company's Bylaws, each of the classes of directors are required to have at least three (3) directors or such lesser number as may be permitted by law and be as nearly equal in number as possible. The current Class I directors of the Company whose terms of office extend until the 1997 annual meeting of shareholders and until their successors are elected and qualified are Gale S. Fitzgerald, Paul W. Joy and Randolph A. Marks.

        THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE
                        NOMINEES FOR CLASS II DIRECTORS

     No circumstances are presently known which would render any nominee named herein unavailable for election. If any of those nominated should not continue to be available for election, it is intended that the shares represented by the accompanying form of proxy will be voted for such other person or persons as the Board shall designate.

     The following information about the Company's directors relating to their principal occupations or employment, name and principal business of the corporation or other organization in which such occupation or employment is carried on, and other affiliations has been furnished to the Company by the respective directors.

Gale S. Fitzgerald          Chairman and Chief Executive Officer of the Company since October
  (Class I)                 1994. Ms. Fitzgerald joined the Company in May 1991 as Senior
  Age 45                    Vice President responsible for the Company's Northeastern United
  Director since July       States and Canadian operations and was promoted to President and
  1993                      Chief Operating Officer on July 1, 1993. Prior to joining the
                            Company, Ms. Fitzgerald was Vice President, Professional Services
                            at International Business Machines Corporation, where she had worked for 18 years in various management positions.

Paul W. Joy                 Mr. Joy is an independent business consultant. From 1985 to
  (Class I)                 August 1990, Mr. Joy served as Vice Chairman of the Board of
  Age 72                    American Brass Company.
  Director since April
  1982

Randolph A. Marks           Co-founder of the Company and currently an independent business
  (Class I)                 consultant. From 1985 to September 1990, Mr. Marks served as
  Age 60                    Chairman of the Board of American Brass Company. Mr. Marks was
  Director since March      engaged by the Company as a consultant from March 1984 until his
  1966                      retirement from the Company in December 1985. Prior to March
                            1984, Mr. Marks served as Chairman of the Board and Chief
                            Executive Officer of the Company commencing in June 1979, and prior thereto as Chairman of the Board and President of the
                            Company from the time of its organization in 1966. Mr. Marks is a director of Marine Midland Bank, Western New York Region and
                            Columbus McKinnon Corporation, a manufacturer of material
                            handling products.

Richard L. Crandall         Chairman of the board of directors of Comshare, Inc., a computer
  (Class II)                software and services company. Mr. Crandall served as the
  Age 52                    President and Chief Executive Officer of Comshare from 1969 to
  Director since July       1994.
  1993

George B. Beitzel           Mr. Beitzel has been an independent business consultant since his
  (Class II)                retirement from International Business Machines Corporation in
  Age 67                    1987 where he served as Senior Vice President. Mr. Beitzel joined
  Director since January    IBM in 1955 as a sales representative and was a member of IBM's
  1994                      board of directors from 1972 until 1985. He is a director of
                            Bankers Trust New York Corporation and its subsidiary, Bankers
                            Trust Company, FlightSafety International, Inc., a provider of aviation training skills, Phillips Petroleum Company, Phillips
                            Gas Company, Caliber System, Inc., a transportation and freight company, Rohm and Haas Company, a manufacturer of plastic
                            materials, Xillix Technologies Corp., a manufacturer and
                            distributor of computer imaging systems, The Colonial
                            Williamsburg Foundation, a colonial restoration museum and hotel complex, TIG Holdings, Inc., a property and casualty insurance holding company, and Datalogix International, Inc., a provider of process manufacturing software.

Barbara Z. Shattuck         Ms. Shattuck is the president and founding principal of Shattuck
  (Class II)                Hammond Partners, Inc., a financial and investment advisor to the
  Age 45                    healthcare industry. Ms. Shattuck was also a founding partner and
  Director since October    principal of Cain Brothers, Shattuck & Company, Inc. a financial
  1995                      and investment advisor.

               SECURITY OWNERSHIP OF THE COMPANY'S COMMON SHARES
                 BY CERTAIN BENEFICIAL OWNERS AND BY MANAGEMENT

  Security Ownership of Certain Beneficial Owners.

     As of March 13, 1996, the following persons were known by the Company to be the beneficial owners of more than five percent of its Common Stock. The following table shows the nature and amount of their beneficial ownership.

                                                                    AMOUNT AND
                                     NAME AND ADDRESS                NATURE OF        PERCENT
     TITLE OF CLASS                OF BENEFICIAL OWNER             OWNERSHIP(1)       OF CLASS
-------------------------   ----------------------------------    ---------------    ----------
Common Stock.............   Thomas R. Beecher, Trustee                1,830,618         17.7%
                            CTG Stock Employee
                            Compensation Trust
                            200 Theater Place
                            Buffalo, NY 14202
Common Stock.............   Swiss Bank Corporation                      635,600(2)       6.2%
                            Aeschenplatz 6 CH-4002
                            Basel, Switzerland
Common Stock.............   Rockefeller & Co., Inc.                     611,565(3)       5.9%
                            30 Rockefeller Plaza
                            New York, NY 10112
Common Stock.............   Fleet Financial Group, Inc.                 581,318(4)       5.6%
                            One Federal Street
                            Boston, MA 02109

---------------

(1) The beneficial ownership information presented is based upon information furnished by each person or contained in filings made with the Securities and Exchange Commission (SEC). Except as otherwise indicated, each holder has sole voting and investment power with respect to the shares indicated.

(2) Swiss Bank Corporation (SBC) is the beneficial owner of 635,600 shares and has shared voting and dispositive power with respect to said shares. SBC is the parent corporation of SBC Holding (USA), Inc. (SBCUSA) which is also the beneficial owner of said 635,600 shares. SBCUSA has shared voting and dispositive power with respect to said 635,600 shares. SBCUSA is the parent corporation of Brinson Holdings, Inc. (BHI) which is also the beneficial owner of said 635,600 shares. BHI has shared voting and dispositive power with respect to said shares. BHI is the parent corporation of Brinson Partners, Inc. (BPI) which is also the beneficial owner of said 635,600 shares. BPI has shared voting and dispositive power with respect to said shares. BPI is the parent corporation of Brinson Trust Company (BTC) which is the beneficial owner of 171,267 shares. BTC has shared voting and dispositive power with respect to 171,267 shares.

(3) Rockefeller & Co., Inc. (Rockefeller) is an investment manager representing three limited partnerships each of which owns less than 5% of the Company's Common Stock. Each limited partnership has executed an investment management agreement granting Rockefeller the right to exercise full discretion with respect to all matters relating to the stock of CTG held by them, including sole voting and dispositive power.

(4) Fleet Financial Group, Inc., a holding company for Fleet National Bank of Connecticut, Fleet Investment Advisors and Shawmut National Trust Company, is the beneficial owner of 581,318 shares and has sole voting power with respect to 355,800 shares, sole dispositive power with respect to 558,300 shares, shared voting power with respect to 10,418 shares, and shared dispositive power with respect to 2,475 shares.

  Security Ownership by Management

     As of March 13, 1996, the directors and nominees for director individually, the named executive officers, and all directors and executive officers of the Company as a group, respectively, owned beneficially the following amounts of the Company's Common Stock.

                                                                  AMOUNT AND
                                                                   NATURE OF
NAME OF INDIVIDUAL                                                BENEFICIAL         PERCENT
OR NUMBER IN GROUP                                               OWNERSHIP(1)        OF CLASS
--------------------------------------------------------------  ---------------     ----------
Gale S. Fitzgerald............................................      129,699(2)          1.3%
G. David Baer.................................................        1,239(3)            *
Randolph A. Marks.............................................       94,298(3)(4)         *
Paul W. Joy...................................................       61,500(5)            *
Richard L. Crandall...........................................       22,001(6)            *
George B. Beitzel.............................................       34,400(7)            *
Barbara Z. Shattuck...........................................        9,100(8)            *
Stephen A. Hoffman............................................       37,477(9)            *
Richard V. Maddocks...........................................            0(10)           *
Mark V. Megregian.............................................       13,154(11)           *
Richard A. Ballou.............................................       30,243(12)           *
All directors and executive officers as a group (23                 555,066(13)         5.4%
  persons)....................................................

---------------

*Less than 1 percent of outstanding shares.

 (1) The beneficial ownership information presented is based upon information furnished by each person or contained in filings made with the SEC. Except as otherwise indicated, each holder has sole voting and investment power with respect to the shares indicated.

 (2) Amount indicated includes options to purchase 71,750 shares which are or will become exercisable within sixty (60) days and 6,250 shares owned by members of Ms. Fitzgerald's immediate family.

 (3) Under an agreement entered into in February 1981, upon the death of Messrs. Baer or Marks, the Company will have the option to purchase up to as many shares of Common Stock owned by the decedent as may be purchased with the proceeds of the insurance on the life of the decedent maintained by the Company (currently $1,782,300 in the aggregate). The purchase price for such shares will be 90 percent of the market price of such shares on the Friday immediately preceding the date of death.

 (4) Amount indicated represents 84,298 shares held by Mr. Marks in his own name. The remaining shares are held by a family charitable foundation of which Mr. Marks is a trustee and shares voting and investment power with respect to said shares.

 (5) Amount indicated represents 16,500 shares held by Mr. Joy in his own name. The remaining shares are held by a family charitable foundation of which Mr. Joy is a trustee and shares voting and investment power with respect to said shares.

 (6) Amount indicated includes options to purchase 1,000 shares which are or will become exercisable within sixty (60) days, 5,000 shares which are held by Mr. Crandall as custodian for his son and one share held by Comshare, Inc. of which Mr. Crandall is the Chairman of the Board of Directors.

 (7) Amount indicated includes options to purchase 1,000 shares which are or will become exercisable within sixty (60) days and 23,400 shares held by Mr. Beitzel in his own name. The remaining shares are held by two trusts of which Mr. Beitzel and his wife are trustees.

 (8) Amount includes 6,600 shares which are owned by the spouse of Ms. Shattuck.

 (9) Amount indicated includes options to purchase 23,750 shares which are or will become exercisable within sixty (60) days.

(10) Richard V. Maddocks resigned from the Company effective December 29, 1995.

(11) Amount indicated includes options to purchase 10,400 shares which are or will become exercisable within sixty (60) days.

(12) Amount indicated includes options to purchase 22,900 shares which are or will become exercisable within sixty (60) days.

(13) Amount indicated includes options to purchase 192,337 shares which are or will become exercisable within sixty (60) days.

                          INFORMATION ABOUT MANAGEMENT

  The Board of Directors

     During the fiscal year ended December 31, 1995, the Board of Directors held a total of four (4) regularly scheduled meetings. Each of the directors attended all of the meetings of the Board and of those committees of the Board on which they served.

     During 1995, the cash compensation of the outside directors of the Company who were not officers consisted of a $10,000 annual retainer and a $1,000 fee for attendance at each Board of Directors meeting. In addition, the Company purchased 2,000 shares of its Common Stock for each outside director as part of his other annual compensation. The Chairperson of a committee received $800 for attendance at each committee meeting and committee members received $500 for attendance at committee meetings. Directors who are not officers were also entitled to be reimbursed for expenses incurred while serving as directors. Directors who are officers of the Company do not receive additional compensation for their services as directors.

     In an effort to more closely align the interests of the Board of Directors with that of the Company's shareholders, the Board has elected, subject to shareholder approval, to grant to nonemployee directors 30,000 nonqualified stock options every three years subject to incremental vesting, in lieu of other cash compensation. Directors would no longer receive fees for attending meetings or cash to be used for the purchase of 2,000 shares of the Company's Common Stock. Such directors would continue to receive a $10,000 annual retainer and be reimbursed for their expenses. See "PROPOSAL TO AMEND THE COMPUTER TASK GROUP, INCORPORATED 1991 STOCK OPTION PLAN".

     The Board of Directors has Audit, Compensation and Directors Affairs Committees which each met three (3) times in 1995. In 1995 the composition of the Audit Committee was Messrs. Crandall, Joy and Marks. In 1995 the composition of the Compensation Committee was Messrs. Beitzel, Joy and Marks. In 1995 the composition of the Directors Affairs Committee was Messrs. Beitzel, Joy and Marks. The Audit Committee reviews the annual financial statements and scope of the audit with the Company's independent accountants and is available to discuss with them and the Company's Chief Financial Officer and internal auditor any other audit-related matters which may arise during the year. They also review the internal audit function. The Compensation Committee reviews and approves the compensation of senior management and recommends to the Board of Directors stock plans in which employees are eligible to participate. The Directors Affairs Committee is responsible for the establishment of governance policies concerning the Board of Directors of the Company. The Directors Affairs Committee is also responsible for reviewing and approving the compensation of directors subject to ratification by the Board of Directors. In 1995 the Board of Directors reappointed Paul W. Joy, lead director for communications with the Chairman and Chief Executive Officer which require input from the outside directors. Mr. Joy does not receive any additional remuneration in connection with his service as lead director. The Board of Directors does not have a Nominating Committee. Nominations for directors are made by the Directors Affairs Committee in consultation with the Chairman and Chief Executive Officer.

  Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten (10%) percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1995, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

  Executive Compensation and Other Information.

     The following table shows the annual and long-term compensation paid to the Chairman and Chief Executive Officer and the four (4) highest compensated executive officers for services rendered in 1995, 1994 and 1993:

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM COMPENSATION
                                                                                ----------------------------------
                                              ANNUAL COMPENSATION                       AWARDS             PAYOUTS
                                     --------------------------------------     ----------------------     -------
                                                                  OTHER         RESTRICTED
 NAME AND                                                         ANNUAL          STOCK        OPTIONS/     LTIP        ALL OTHER
PRINCIPAL                             SALARY       BONUS       COMPENSATION      AWARD(S)       SAR'S      PAYOUTS     COMPENSATION
 POSITION                   YEAR       ($)          ($)            ($)             ($)           (#)         ($)         ($) (4)
--------------------------------     --------     --------     ------------     ----------     -------     -------     ------------
Gale S. Fitzgerald(1)       1995     $300,000     $153,123       $  2,832           $0          95,000       $ 0         $  2,310
  Chairman of the Board     1994     $281,250     $100,000       $      0           $0          42,000       $ 0         $  2,310
  and Chief Executive       1993     $213,077     $117,500       $      0           $0         101,000       $ 0         $  4,497
    Officer
Richard Maddocks(2)         1995     $162,214     $ 33,691       $ 26,203           $0               0       $ 0         $ 14,297
  Vice President,           1994     $143,312     $ 34,378       $ 18,250           $0           2,000       $ 0         $ 12,631
  Managing Director of CTG  1993     $140,088     $ 39,449       $ 21,336           $0           1,000       $ 0         $ 12,347
    Europe
Stephen A. Hoffman(1)       1995     $135,000     $ 48,787       $  1,149           $0          20,000       $ 0         $  2,310
  Vice President            1994     $160,000     $ 43,915       $      0           $0           2,000       $ 0         $  2,310
                            1993     $133,000     $ 67,870       $      0           $0           1,000       $ 0         $  2,249
Richard A. Ballou(1)        1995     $135,000     $ 41,139       $  1,108           $0          32,000       $ 0         $  2,310
  Vice President            1994     $132,000     $ 28,050       $      0           $0           4,300       $ 0         $      0
                            1993     $ 79,750     $ 72,404       $      0           $0           7,000       $ 0         $      0
Mark V. Megregian(3)        1995     $140,000     $ 15,333       $      0           $0          23,000       $ 0         $  1,058
  Vice President            1994     $190,000     $      0       $      0           $0           9,300       $ 0         $  1,590

---------------

(1) Other annual compensation for Ms. Fitzgerald and for Messrs. Hoffman and Ballou consists of deferred compensation under the CTG Non-Qualified Key Employee Deferred Compensation Plan.

(2) Other annual compensation for Mr. Maddocks includes amounts for automobile expenses of $17,844, $15,764 and $18,642 in 1995, 1994 and 1993,
    respectively and an expense allowance.

(3) Mr. Megregian joined the Company as Vice President on January 4, 1994. During 1994, Mr. Megregian had all of his incentive compensation included in his base compensation. The 1995 compensation plan reflects the Company's compensation policies presently in effect.

(4) Consists of Company-matching contributions for the 401(k) Retirement Plan and Trust for Ms. Fitzgerald and Messrs. Hoffman, Ballou and Megregian, and a contribution to a retirement plan for Mr. Maddocks.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the Committee) of the Board of Directors is composed of George B. Beitzel (Chairman), Paul W. Joy and Randolph A. Marks all of whom are "disinterested persons" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended. The Committee is responsible for overseeing the administration of the Company's employee benefit plans and establishing policies relating to the compensation of employees. This Committee report describes the various components of the Company's executive officer compensation program and the bases on which 1995 compensation was paid to such executive officers including the executive officers named in the compensation tables set forth in this Proxy Statement.

     Compensation Policy -- The Committee's compensation policies are designed to maintain a direct relationship among executive pay, financial performance of the Company and the creation of shareholder value. Such policies seek to:

     - Provide compensation opportunities which enable the Company to attract and retain qualified executives;

     - Provide compensation that is directly related to the performance of both the Company and the individual;

     - Integrate the compensation programs with the Company's annual and long-term financial and operating objectives; and

     - Align the interests of executive officers with the long-term interests of the Company's stockholders through stock-based award opportunities that can result in ownership of the Company's Common Stock.

     The Company's executive compensation program attempts to achieve the foregoing objectives by integrating annual base salary with annual cash and stock-based incentives based on both Company and individual performance. Measurement of Company performance is based on operating and financial objectives set at the beginning of each year. As a result, executive compensation tends to be higher in years in which the performance goals are achieved or exceeded. In addition, as an executive's level of responsibility increases, a greater portion of his or her annual compensation is based on performance incentives and less on salary and employee benefits. Accordingly, there will be greater variability in an executive's total compensation from year to year based on both the individual's and the Company's actual performance.

     Components of Executive Compensation -- The compensation paid to the Company's executive officers during 1995, as reflected in the tables set forth in this Proxy Statement, consisted of annual base salary, annual cash incentive compensation, long-term stock-based incentive compensation and deferred compensation.

     Annual Base Salary -- With respect to determining the base salary of executive officers, the Committee takes into consideration a variety of factors including the executive's level of responsibility and individual performance and the salaries of similar positions in the Company and in comparable companies in our industry. The Company participates in and reviews various industry salary surveys and has, from time to time, retained the services of an independent consultant to assess comparable external salaries.

     Annual Cash Incentive Compensation -- Each executive officer's total annual compensation consists in part of annual cash incentive compensation. Awards of cash incentive compensation are based on the attainment of one or more specified targeted levels of (i) gross profit, (ii) operating income, (iii) specified delivery team operating objectives, (iv) net income, and (v) individual objectives. The Committee, in awarding such discretionary cash incentive compensation, considers the recipient's individual contribution toward Company operating profit, earnings per share, stock price, cost containment and the successful implementation of business strategy. The objective of this form of annual compensation is to provide an incentive to certain executives to achieve operating and financial objectives that the Committee believes are primary determinants of shareholder value over time.

     Long-Term Stock-Based Incentive Compensation -- The third component of executive compensation during 1995 consisted of grants of stock options under the Company's 1991 Stock Option Plan. In making grants of stock options, the Committee considered an executive's contribution toward past and future Company performance. Any value that might be received from an option grant depends upon increases in the price of the Company's Common Stock. Accordingly, the amount of compensation to be received by an executive is directly aligned with increases in shareholder value. Grants of stock options are made to key employees of the Company who, in the opinion of the Committee, have had and are expected to continue to have, a significant impact on the long-term performance of the Company. Such awards are also intended to reward such individuals who remain with the Company and to further align their interests with those of the Company's shareholders. The Committee strongly believes that stock ownership by management and stock-based performance compensation are beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value.

     Stock Options Granted During 1995 -- The Committee granted stock options during 1995 to various executive officers named in the following table (see Options/SAR Grants in 1995). For two (2) of the three (3) stock option grants during 1995, recipients of such stock options received the right to purchase shares of Common Stock of the Company in the future at a price equal to their fair market value determined on the date of grant. For the third stock option grant in 1995, recipients of such stock options received the right to purchase shares of Common Stock of the Company in the future at a price greater than fair market value determined at the date of the grant. Options granted as incentive stock options under the Internal Revenue Code of 1986, as amended, generally become exercisable in installments of 25 percent of the shares covered by each grant commencing on the first annual anniversary date of the date of grant and on each annual anniversary date thereafter. Such options may be exercised at any time for a period of six (6) years after they first become exercisable. Options granted as nonqualified stock options generally become exercisable in installments of 20 percent of the shares covered by each grant, commencing on the first annual anniversary date of the date of grant and on each annual anniversary date thereafter. After they become exercisable, these options may be exercised at any time for a period not to exceed fifteen (15) years from the date of grant. The Committee considers an executive's contribution toward Company performance, expected future contribution and the number of options and shares of Common Stock presently held by an executive.

     Deferred Compensation -- The fourth component of executive compensation during 1995 consisted of the Company's contribution under the CTG Non-Qualified Key Employee Deferred Compensation Plan for those executives who elected to participate in the Plan. Beginning June 1, 1995, executives choosing to participate in the Plan were eligible to elect to defer a percentage of their annual cash compensation. In addition, executives are also eligible to receive a Company contribution under the Plan in an amount equal to a specified percentage of the sum of the executive's 1995 base salary and bonus compensation. The Company's contribution percentage and criteria used to determine performance targets are based on the recommendations of the Chairman and CEO, subject to the approval of the Committee. The contribution is made in cash or CTG Common Stock, as determined by the Committee.

     Chief Executive Officer Compensation -- The Committee, in setting the compensation for the position of Chief Executive Officer during 1995, sought to provide a compensation package which depended in part upon the attainment of both annual and long-term objectives, thereby linking the annual compensation of the CEO to individual performance and the Company's performance. Compensation for the position of CEO consisted of (i) annual base compensation established by the Committee, (ii) cash incentive compensation tied to Company financial performance, (iii) discretionary cash incentive compensation based upon an assessment by the Committee and the Board of Directors of Ms. Fitzgerald's effectiveness as CEO as measured by specific strategic and organizational objectives, (iv) long-term stock-based incentive compensation, and (v) a contribution under the CTG Non-Qualified Key Employee Deferred Compensation Plan.

     Ms. Fitzgerald's 1995 compensation consisted of (i) base compensation of $300,000 per year, (ii) discretionary cash incentive compensation consisting of $53,123 based upon her attainment of specific financial objectives, (iii) discretionary cash incentive compensation consisting of $100,000 based upon an assessment by the Committee and Board of Directors of Ms. Fitzgerald's effectiveness as CEO as measured by specific strategic and organizational objectives, (iv) long-term stock-based incentive compensation consisting of the following stock option grants: 20,000 shares at $9.625 awarded on February 2, 1995, 50,000 shares at $12.25 awarded on April 26, 1995 and 25,000 shares at $15.00 awarded on April 26, 1995, and (v) a contribution of $2,832 under the CTG Non-Qualified Key Employee Deferred Compensation Plan.

     Section 162(m) of the Internal Revenue Code -- Section 162(m) of the Code, adopted as part of the Omnibus Budget and Reconciliation Act of 1993, generally limits to $1 million the deduction that can be claimed by any publicly held corporation for compensation paid to any "covered employee" in any taxable year beginning after December 31, 1993. The term "covered employee" is defined as the Chief Executive Officer and the four other highest paid officers of the corporation. The Committee has determined that the 1991 Stock Option Plan submitted in this Proxy Statement for the approval of shareholders, meets the requirements for deductibility. The Committee will, however, continue to study whether it is desirable to cause compensation arrangements in the future to qualify as deductible compensation. To the extent that the Committee's compensation objectives can be achieved in a manner which maximizes the deductibility of compensation paid by the Company, it will seek to do so.

                    SUBMITTED BY THE COMPENSATION COMMITTEE

George B. Beitzel                  Paul W. Joy                 Randolph A. Marks
Chairman

     The Compensation Committee Report on Executive Compensation and the Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                           COMPANY PERFORMANCE GRAPH

     The following graph shows a five-year comparison of cumulative total returns for the Company, the S&P 500 Index, and the S&P Computer Software & Services Index assuming a base index of $100 at the end of 1990. The cumulative total return for each annual period within the five years presented is measured by dividing (i) the sum of (A) the cumulative amount of dividends for the period, assuming dividend reinvestment, and (B) the difference between the Company's share price at the end and the beginning of the period by (ii) the share price at the beginning of the period.

                                                                 S&P Computer
                                                                  Software &
      Measurement Period         Computer Task     S&P 500          Services
    (Fiscal Year Covered)         Group, Inc.       Index            Index
Dec-90                              100.00         100.00           100.00
Dec-91                              102.06         130.47           152.45
Dec-92                              102.66         140.41           180.54
Dec-93                               86.99         154.56           230.42
Dec-94                              111.55         156.20           272.37
Dec-95                              250.43         215.45           382.77

  Option/SAR Grants, Exercises and Holdings.

     The following tables set forth certain information concerning stock options granted and exercised during 1995, and unexercised options held as of the end of 1995, by the named executives:

                           OPTIONS/SAR GRANTS IN 1995

                                   INDIVIDUAL GRANTS
----------------------------------------------------------------------------------------
                              NUMBER OF                                                         POTENTIAL REALIZABLE
                              SECURITIES       PERCENT                                         VALUE AT ASSUMED ANNUAL
                              UNDERLYING       OF TOTAL                                         RATES OF STOCK PRICE
                             OPTIONS/SARS    OPTIONS/SARS                                         APPRECIATION FOR
                               GRANTED        GRANTED TO      EXERCISE OR                         OPTION TERM (2)
                               IN 1995        EMPLOYEES       BASE PRICE      EXPIRATION
           NAME                (#) (1)         IN 1995       ($ PER SHARE)       DATE          5%($)           10%($)
--------------------------   ------------    ------------    -------------    ----------    ------------    ------------
Gale S. Fitzgerald                5,000           1.61%         $ 9.625          2/2/02       $ 19,592        $ 45,657
                                  5,000           1.61%         $ 9.625          2/2/03       $ 22,978        $ 55,035
                                  5,000           1.61%         $ 9.625          2/2/04       $ 26,533        $ 65,351
                                  5,000           1.61%         $ 9.625          2/2/05       $ 30,266        $ 76,699
                                 12,500           4.03%         $12.25          4/26/02       $ 62,337        $145,272
                                 12,500           4.03%         $12.25          4/26/03       $ 73,110        $175,112
                                 12,500           4.03%         $12.25          4/26/04       $ 84,422        $207,936
                                 12,500           4.03%         $12.25          4/26/05       $ 96,299        $244,042
                                  6,250           2.02%         $15.00          4/26/02       $ 13,981        $ 55,449
                                  6,250           2.02%         $15.00          4/26/03       $ 19,368        $ 70,369
                                  6,250           2.02%         $15.00          4/26/04       $ 25,024        $ 86,780
                                  6,250           2.02%         $15.00          4/26/05       $ 30,962        $104,833
Richard V. Maddocks                None
Stephen A. Hoffman                  500           0.16%         $ 9.625          2/2/02       $  1,959        $  4,566
                                    500           0.16%         $ 9.625          2/2/03       $  2,298        $  5,504
                                    500           0.16%         $ 9.625          2/2/04       $  2,653        $  6,535
                                    500           0.16%         $ 9.625          2/2/05       $  3,027        $  7,670
                                  2,000           0.65%         $12.25          4/26/02       $  9,974        $ 23,244
                                  2,000           0.65%         $12.25          4/26/03       $ 11,698        $ 28,018
                                  2,000           0.65%         $12.25          4/26/04       $ 13,508        $ 33,270
                                  2,000           0.65%         $12.25          4/26/05       $ 15,408        $ 39,047
                                  2,500           0.81%         $15.00          4/26/02       $  5,592        $ 22,179
                                  2,500           0.81%         $15.00          4/26/03       $  7,747        $ 28,147
                                  2,500           0.81%         $15.00          4/26/04       $ 10,009        $ 34,712
                                  2,500           0.81%         $15.00          4/26/05       $ 12,385        $ 41,933
Richard A. Ballou                 2,250           0.73%         $ 9.625          2/2/02       $  8,816        $ 20,546
                                  2,250           0.73%         $ 9.625          2/2/03       $ 10,340        $ 24,766
                                  2,250           0.73%         $ 9.625          2/2/04       $ 11,940        $ 29,408
                                  2,250           0.73%         $ 9.625          2/2/05       $ 13,619        $ 34,514
                                  4,000           1.29%         $12.25          4/26/02       $ 19,948        $ 46,487
                                  4,000           1.29%         $12.25          4/26/03       $ 23,395        $ 56,036
                                  4,000           1.29%         $12.25          4/26/04       $ 27,015        $ 66,539
                                  4,000           1.29%         $12.25          4/26/05       $ 30,816        $ 78,093
                                  1,750           0.56%         $15.00          4/26/02       $  3,915        $ 15,526
                                  1,750           0.56%         $15.00          4/26/03       $  5,423        $ 19,703
                                  1,750           0.56%         $15.00          4/26/04       $  7,007        $ 24,299
                                  1,750           0.56%         $15.00          4/26/05       $  8,669        $ 29,353
Mark V. Megregian                   500           0.16%         $ 9.625          2/2/02       $  1,959        $  4,566
                                    500           0.16%         $ 9.625          2/2/03       $  2,298        $  5,504
                                    500           0.16%         $ 9.625          2/2/04       $  2,653        $  6,535
                                    500           0.16%         $ 9.625          2/2/05       $  3,027        $  7,670
                                  4,500           1.45%         $12.25          4/26/02       $ 22,441        $ 52,298
                                  4,500           1.45%         $12.25          4/26/03       $ 26,320        $ 63,040
                                  4,500           1.45%         $12.25          4/26/04       $ 30,392        $ 74,857
                                  4,500           1.45%         $12.25          4/26/05       $ 34,668        $ 87,855
                                    750           0.24%         $15.00          4/26/02       $  1,678        $  6,654
                                    750           0.24%         $15.00          4/26/03       $  2,324        $  8,444
                                    750           0.24%         $15.00          4/26/04       $  3,003        $ 10,414
                                    750           0.24%         $15.00          4/26/05       $  3,715        $ 12,580

---------------

(1) Incentive stock options become exercisable in annual installments of 25 percent on each of the first four anniversary dates from the date of grant. Nonqualified stock options become exercisable in annual installments of 20 percent on each of the first five anniversary dates from the date of grant.

(2) The dollar amounts under these columns use the five (5%) percent and ten (10%) percent rates of stock price appreciation prescribed by the SEC. This presentation is not intended to forecast future appreciation of the Company's stock.

   AGGREGATE OPTION/SAR EXERCISES IN 1995 AND 1995 YEAR END OPTION/SAR VALUES

                                                                                               VALUE OF
                                                               NUMBER OF                      UNEXERCISED
                               SHARES                         UNEXERCISED                    IN-THE-MONEY
                              ACQUIRED                      OPTIONS/SARS AT                 OPTIONS/SARS AT
                                 ON       VALUE              1995 YEAR END                   1995 YEAR END
                              EXERCISE   REALIZED     ---------------------------     ---------------------------
           NAME                  #          $         EXERCISABLE   UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
--------------------------    --------   --------     -----------   -------------     -----------   -------------
Gale S. Fitzgerald........     25,500    $197,500        35,500        188,750         $ 447,063     $ 1,864,250
Richard V. Maddocks.......     23,000    $105,375             0              0         $       0     $         0
Stephen A. Hoffman........          0    $      0        16,250         23,750         $ 161,000     $   170,750
Richard A. Ballou.........          0    $      0        14,575         40,475         $ 155,069     $   345,644
Mark V. Megregian.........          0    $      0         2,325         29,975         $  28,725     $   255,675

  Long-Term Incentive Plan Awards

     No awards were made to the named executives during 1995 under the Company's 1991 Restricted Stock Plan.

  Executive Supplemental Benefit Plan.

     The Company maintains an Executive Supplemental Benefit Plan (Supplemental
Plan) which provides certain executives with deferred compensation benefits. The Supplemental Plan was amended as of December 1, 1994 so as to freeze current benefits, provide no additional benefit accruals for participants and to admit no new participants. As a result of this action, the Company in 1995 reduced its annual Supplemental Plan expense from approximately $1.1 million to $557,000. Generally, the Supplemental Plan provides for retirement benefits of up to 50% of a participating employee's base compensation at termination or as of December 1, 1994, which ever is earlier, and pre-retirement death benefits calculated using the same formula that is used to calculate normal and early retirement benefits. Benefits are based on service credits earned each year of employment prior to and subsequent to admission to the Supplemental Plan through December 1, 1994. Current employee participants are also entitled to long-term disability benefits based upon 50% of the disabled participant's base compensation at the time of disability. Retirement benefits and pre-retirement death benefits are paid during the 180 months following retirement or death, respectively, while disability benefits are paid until normal retirement age. Normal retirement is age 60 and early retirement age is 55 for participants who do not participate in a successor plan. For any participant who is a member of a successor plan, the normal retirement age is increased to 65 and the early retirement age is increased to age 60. The retirement benefit is discounted according to a formula if a participant elects early retirement.

     A total of three (3) current employees and nineteen (19) former employees are presently covered by the Supplemental Plan. All three (3) of the current employees also participate in the CTG Non-Qualified Key Employee Deferred Compensation Plan which is a successor plan. At normal retirement age, Ms. Fitzgerald will receive $30,000 and Mr. Hoffman will receive $17,600. All executive officers as a group will receive annual retirement benefits of $68,900.

     Three former executive officers received early retirement benefits under the Supplemental Plan during 1995 totaling $172,000. In addition, two former executive officers and present directors, G. David Baer and Randolph A. Marks, began receiving normal retirement benefits under the Supplemental Plan in 1995 totaling $25,400.

     The Company has purchased, and is the beneficiary of, insurance on the lives of certain participants in the Supplemental Plan. Under the insurance program, if the assumptions made as to mortality experience, policy dividend and other factors are realized, the proceeds of the policies will reimburse the Company for all costs of the Supplemental Plan, including benefits, insurance premiums and a factor for the use of the Company's money.

     The Supplemental Plan was also amended to provide that in the event of a change of control, participants employed at such time shall be entitled to receive a lump sum benefit equivalent to the present value of 50% of their base compensation as of the date of the change of control. This amount will be calculated for a period of no less than fifteen (15) years or the life of the participant, whichever is longer. A change of control will occur if (i) any person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as the ownership of stock of the Company) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of combined voting power of the Company's then outstanding voting securities; (ii) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board, or whose nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds (2/3) of the directors (other than in connection with the contested election), before the beginning of the period cease, for any reason, to constitute at least a majority thereof; or (iii) the stockholders of the Company approve a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company's assets unless the acquirer of the assets or its directors shall meet the conditions for a merger or consolidation described in the Supplemental Plan. Upon a change of control, on the basis of present base compensation, all executive officers as a group would receive a maximum of $982,000.

  Non-Competition Agreements.

     On March 3, 1984, Messrs. Baer and Marks entered into non-competition agreements with the Company pursuant to which each agreed that until attaining the age of 60, or the date of their respective deaths, if earlier, each would refrain from undertaking any activities in competition with the business activities of the Company, refrain from activities which would be detrimental to the Company's business or reputation, and keep confidential information of the Company's business and operations. Payments to each individual under the agreement will be fully offset by any payment or other benefit received from the Company for so long as the individual continues to be a full-time employee. Under the terms of his agreement, Mr. Baer received approximately $46,200 in payments from the period June, 1995 through October, 1995, when he reached age
60. Following retirement, the agreements also provide for medical benefits comparable to those provided other officers of the Company for defined periods. Both agreements also provide for payment of the premiums on a life insurance policy in the face amount of $300,000 for the respective individual (which is offset by the amount of any other Company-financed insurance policy). The non-competition agreement pertaining to Mr. Marks is discussed in the Compensation Committee Interlocks and Insider Participation section of this Proxy Statement.

     On July 1, 1993 the Company entered into a non-competition agreement with Ms. Fitzgerald upon her appointment as President and Chief Operating Officer. This Agreement remained in place following her appointment as Chairman and Chief Executive Officer in October, 1994. Under the terms of the agreement, Ms. Fitzgerald, following the termination of her employment relationship with the Company, is to refrain for a defined period from undertaking any activities in competition with the business activities of the Company, including the solicitation or recruitment of Company employees, or the use or disclosure of confidential information concerning the Company's business and operations. Under the terms of the agreement, the Company agrees not to terminate Ms. Fitzgerald's employment with the Company unless the Company gives her twelve (12) months prior notice of such termination, or pays to her an amount equal to twelve (12) months total compensation to be paid to her under the terms of any then existing compensation plan in effect between the Company and her. Pursuant to the terms of the agreement, the Company agreed that in the event Ms. Fitzgerald has not secured an employment or a contractual position of six months or more in an executive management capacity, at the expiration of the twelve (12) month period following the date of separation, the Company will pay her up to an additional six (6) months of total compensation calculated on the basis of the last compensation plan in effect between the Company and Ms. Fitzgerald.

  Severance Compensation Agreement.

     On October 31, 1994, the Company entered into a severance compensation agreement with Ms. Fitzgerald. Generally, the separation agreement provides that in the event Ms. Fitzgerald is employed by the Company at the time of a change of control, and is subsequently terminated within two (2) years following change of control, she will be entitled to receive a lump sum severance payment of her average annual compensation for the five (5) calendar years preceding the change of control, multiplied by 2.99.

     A change of control is defined to mean (i) approval by the holders of the Common Stock of any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Common Stock are converted into cash, securities or other properties, other than a merger of the Company in which the holders of the Common Stock immediately prior to the merger own in excess of 66 2/3% of the outstanding voting securities of the surviving corporation immediately after the merger,
(ii) approval by the holders of the Common Stock of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the assets of the Company other than a transfer of the Company's assets to a majority-owned subsidiary of the Company, (iii) approval by the holders of the Common Stock of any plan or proposal for the liquidation or dissolution of the Company; or (iv) any person (other than the Company, or any entity owned or controlled by the Company), becomes a beneficial owner of securities of the Company representing 30% or more of the combined voting power of the Company's outstanding voting securities.

  Non-Qualified Key Employee Deferred Compensation Plan.

     On February 2, 1995 the Compensation Committee of the Board of Directors approved the creation of a Non-Qualified Key Employee Deferred Compensation Plan (Deferred Plan). The Deferred Plan is intended as a successor plan to the Supplemental Plan. Effective June 1, 1995, participants in the Deferred Plan were eligible to (i) elect to defer a percentage of their annual cash compensation and (ii) receive a Company contribution of a percentage of their base compensation and annual bonus if the Company attains annual defined performance objectives.

     The Chairman and Chief Executive Officer, subject to the approval of the Compensation Committee, recommends (i) those key employees who will be eligible to participate and (ii) the percentage of a participant's base and bonus compensation which will be contributed each year to the Deferred Plan if the Company attains annual defined performance objectives. All amounts credited to the participant are invested, as determined by the Compensation Committee, and the participant is credited with actual earnings of the investments. Company contributions, including investment earnings, may be cash or the stock of the Company.

     Prior to December 31, 2002, participants are granted pro rata vesting in Company contributions at the rate of 12.5% per year. If a participant terminates employment due to death, disability, retirement at age 65, or in the event a change of control (as defined in the CTG Executive Supplemental Benefit Plan previously recited) shall occur, the participant or his or her estate shall be entitled to receive the benefits accrued for the participant as of the date of such event. Company contributions will be forfeited, even if vested, in the event a participant violates a non-competition agreement or separates from service prior to December 31, 2002. Participants are 100% vested in their own contributions. All amounts in the Deferred Plan, including elective deferrals, are held as general assets of the Company and are subject to the claims of creditors of the Company. In 1995 the Company attained defined operating income objectives sufficient to cause the Compensation Committee on February 1, 1996 to authorize an award of five (5%) percent of each eligible participant's 1995 base and incentive compensation as deferred compensation, subject to the aforementioned pro-rata vesting requirement and forfeiture provisions.

  Directors' and Officers' Liability Insurance.

     The Company indemnifies its directors and officers as permitted by law in connection with civil and criminal proceedings against them by reason of their service as a director or officer. As permitted by Section 726 of the New York Business Corporation Law, the Company has purchased directors' and officers' liability insurance to provide indemnification for the Company and all its directors and officers. The current liability insurance policy, with a policy period effective April 1, 1996, was issued by The Chubb Group of Insurance Companies at an annual premium of approximately $110,000.

  Indebtedness of Management.

     At the annual meeting of shareholders held on April 29, 1992, the shareholders approved the Computer Task Group, Incorporated Management Stock Purchase Plan (the Plan). The purpose of the Plan is to promote the long-term growth and profitability of the Company by significantly increasing ownership of the

Company's Common Stock by key employees who are expected to make significant contributions to the successful conduct of the business and affairs of the Company. By significantly increasing their share ownership, the Company expects that it will enhance its ability to attract and retain such individuals and that they will further identify their interests with those of the Company's shareholders. The Plan is administered by the Compensation Committee who has the exclusive right to determine which key employees are eligible to participate in the Plan, as well as the amount to be loaned to such employees for purposes of acquiring shares under the Plan.

     Under the Plan, eligible participants may purchase shares of the Company's Common Stock either directly from the Company or on the open market in brokers' transactions. The Company may, at the request of a Plan participant and subject to the approval of the Compensation Committee, lend an amount not to exceed the base compensation paid to such participant in the calendar year immediately preceding the year in which such purchase occurs. Amounts loaned to Plan participants may be used only for purposes of acquiring shares under the Plan. Each loan is evidenced by a promissory note for the amount borrowed and bears interest at a market rate. All amounts payable with respect to each note are secured by each participant's pledge of Common Stock acquired with the loan proceeds.

     During 1993 Ms. Fitzgerald borrowed $97,500 and during 1995 Mr. Louis Boyle borrowed $115,000 to purchase shares under the Plan. The loans are for a term of three (3) years with principal to be paid in full at the end of the term, with interest at four (4%) percent per year. During 1995, the largest aggregate amount of such indebtedness for both Ms. Fitzgerald and Mr. Boyle was $60,500 and $115,000, respectively. During 1995, Mr. Boyle repaid $41,125 on his loan. As of March 13, 1996 Ms. Fitzgerald and Mr. Boyle owed $60,500 and $73,875 respectively under the Plan.

  Compensation Committee Interlocks and Insider Participation.

     Mr. Marks, a director of the Company and member of its Compensation Committee, served as Chairman of the Company's Board of Directors from the time of its organization in 1966 until March 1984. He was President of the Company from 1966 until June 1979 when he became Chief Executive Officer, a position he held until March 1984. Mr. Marks was engaged by the Company as a consultant from March 1984 until December 1985. On March 3, 1984 Mr. Marks entered into a non-competition agreement with the Company, the terms of which are the same as that applicable to Mr. Baer described under the caption "Non-Competition Agreements". Mr. Marks received an annual sum of $90,000 under his non-competition agreement until it expired in November 1995. In December 1995 Mr. Marks began to receive an annual sum of $90,000 payable monthly under the terms of the Supplemental Plan. Mr. Marks also receives the same medical benefits and payment of life insurance premiums set forth in the section described above.

  Transactions with Management and Others.

     During 1995 the Company paid $241,750 to Samuel D. Horgan in exchange for 12,250 shares of its Common Stock. The Company paid Mr. Horgan the current fair market value of the shares. Mr. Horgan resigned from his position as Vice President and Chief Financial Officer of the Company in December 1995.

PROPOSAL TO AMEND THE COMPUTER TASK GROUP, INCORPORATED
1991 STOCK OPTION PLAN

     At the annual meeting, shareholders are being asked to consider and take action upon a proposal to approve amendments to the Computer Task Group, Incorporated 1991 Stock Option Plan (Option Plan). The amendments will (i) provide for automatic grants of nonqualified stock options covering 30,000 shares of Common Stock subject to incremental vesting to "Non-Employee Directors" every three years in lieu of other cash compensation, (ii) increase the number of shares available for grants of options under the Option Plan by 750,000 shares, (iii) permit an individual to deliver Common Stock to the Company as payment for any withholding taxes that may be due as a result of an option exercise, and (iv) make such other amendments described below. The full text of the Option Plan is attached at the end of this Proxy Statement as Appendix A and shareholders are urged to refer to it for a complete description of the Option Plan, as amended. The following summary is qualified in its entirety by reference to the full text of the Option Plan.

     The purpose of the amended Option Plan is to provide key employees and directors of the Company and its subsidiaries additional incentive to continue and increase their efforts on the Company's behalf and to remain in the employ of the Company. The granting of stock options also encourages such individuals to increase their equity interest in the Company.

     In an effort to more closely align the interests of the Board of Directors with that of the Company's shareholders, the Board has elected, subject to shareholder approval, to grant to non-employee directors 30,000 nonqualified stock options subject to incremental vesting every three years in lieu of other cash compensation. Directors would no longer receive fees for attending meetings or cash to be used for the purchase of 2,000 shares of the Company's Common Stock. Such directors would continue to receive a $10,000 annual retainer and be reimbursed for their expenses.

     The term "Non-Employee Director" is defined to mean a member of the Company's Board of Directors who is not currently an officer or employee of the Company or its subsidiaries. If an individual becomes a Non-Employee Director following the 1996 annual meeting of shareholders but prior to the end of such three year period, he or she will receive a grant of 30,000 nonqualified stock options. Such options will, however, be reduced on a pro rata basis for each full calendar month during the three year period which the individual was not a Non-Employee Director. The options will vest in annual increments of 10,000 shares beginning in 1996, except to the extent any grant has been reduced on a pro rata basis. In addition, if a Non-Employee Director dies while still a member of the Board, each option held by such director will, to the extent exercisable on the date of death, continue to be exercisable until the sooner of twelve months after the date of death or the date of termination of such option set forth in the grant. If the Non-Employee Director suffers a "Disability" as defined in the Plan, each option held by such director will, to the extent exercisable on the date the Compensation Committee has determined that the director has suffered a disability, continue to be exercisable until the sooner of eighty-nine days after the date of disability or the date of termination set forth in the grant. If a Non-Employee Director is terminated "With Cause" as defined in the Plan, he or she will forfeit all outstanding options. Non-Employee Directors who cease to be a member of the Board for any reason other than death, disability or with cause, will have the right, to the extent exercisable on such date of termination, to exercise such option until the sooner of thirty-six months after the date of such termination or the date of termination set forth in the grant of such option.

     As a result of the effort to more closely align the interest of the Board of Directors with the Company's Shareholders through the issuance of stock options to Non-Employee Directors, one of the amendments to the Option Plan which is being submitted for shareholder approval will increase the number of shares issuable thereunder from 1,000,000 to 1,750,000 shares. As of March 13, 1996, options covering 706,693 shares of Common Stock are outstanding. Approximately 100 individuals are currently eligible to participate in the Option Plan.

     Finally, the Option Plan was amended to permit an individual to deliver Common Stock to the Company as payment for any withholding taxes that might be due as a result of the exercise of any option.

     As of March 13, 1996, the closing price of the Common Stock as reported by the New York Stock Exchange -- Composite Transactions Listing was $19.50 per share. The price of shares purchased pursuant to the exercise of an option may be paid in the form of cash, Common Stock or combination thereof having an aggregate fair market value equal to the total exercise price.

     Options granted under the Option Plan may be exercised in one or more installments for such periods and subject to such terms as determined by the Compensation Committee. In no event may the expiration date of an incentive stock option, an initial grant or a grant to Non-Employee Directors be later than the day preceding the tenth (10th) anniversary of the date of grant. Shares acquired by persons subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, pursuant to the exercise of an Option or portion thereof, may not be sold or transferred for at least six (6) months after the date of grant. The price of shares purchased pursuant to the exercise of an option may be paid by cash, delivery of shares of Common Stock with a fair market value equal to the exercise price, by arrangement with a broker where payment of the exercise price is made pursuant to an irrevocable direction to the broker to deliver all or a part of the proceeds from the sale of the shares to the Company, or by any combination of the foregoing. An initial one-time grant of 5,000 nonqualified stock options is automatically granted to each new outside director on the day such director is first appointed by the Board to be a director.

     The Option Plan is administered by the Compensation Committee which has the authority to amend, suspend or terminate the Option Plan. However, no amendment may be made which would, without the prior approval of the shareholders, (i) materially increase the benefits accruing to participants under the Option Plan,
(ii) materially increase the number of securities which may be issued under the option, or (iii) materially modify the requirements as to eligibility for participation in the Option Plan. In addition, the Compensation Committee may replace any existing Option and in connection therewith require the voluntary surrender of all or a portion of any option granted as a condition precedent to the grant of a replacement option.

     Options are not transferable by a recipient other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order. In the event a recipient ceases to be employed by the Company or its subsidiaries by reason of disability or other than with cause, each option will continue to be exercisable according to its terms, but in no event may an option be exercised more than eighty nine days after the date of termination. In the event a recipient ceases to be employed by reason of death, his or her option shall extend only to those shares which were immediately purchasable on the date of death and such option shall expire unless exercised by the recipient's legal representatives or beneficiaries within twelve months after the date of death. A recipient's right to exercise an option will terminate immediately in the event his or her employment is terminated with cause, he or she improperly discloses confidential information, violates the terms of any non-disclosure or non-solicitation agreement with the Company, or renders services for a competitor of the Company without the prior consent of the Compensation Committee.

     Options may be either "incentive stock options" or "nonqualified stock options" as determined under the Internal Revenue Code of 1986, as amended (the "Code"). To the extent that options qualify as incentive stock options under
Section 422 of the Code, there is no taxable income to the recipient when the option is granted or exercised. If a recipient exercises an incentive stock option and does not dispose of those shares within one year of the date the shares were transferred to him or her, or within two years from the date of the granting of the option (the "Waiting Period"), any gain realized upon disposition may be taxable to the recipient as long-term capital gain. If a recipient disposes of his incentive stock option shares prior to the expiration of the Waiting Period, he or she will generally recognize ordinary income in the year of sale in an amount equal to the excess, if any, of (i) the lesser of (a) the fair market value of the shares as of the date of exercise or (b) the amount realized on the sale, over (ii) the option exercise price. Any additional amount realized on the disposition during such time period may be treated as either long-term or short-term capital gain depending on the length of time the recipient held the shares. The Company will not be entitled to a deduction as a result of the grant of an incentive stock option, the exercise of such an option or the sale of the underlying shares after the Waiting Period. If a recipient disposes of the underlying shares prior to the expiration of the Waiting Period, the Company may be entitled to deduct an amount equal to the ordinary income recognized by the recipient.

     To the extent options are treated as nonqualified stock options, there is no taxable income to the recipient at the time of grant. A recipient will recognize income on the date of exercise of a nonqualified stock option equal to the difference between (i) the fair market value on the date of exercise and
(ii) the exercise price. The income recognized by a recipient on the exercise of the option is subject to withholding taxes. The Company may be entitled to a deduction equal to the amount of ordinary income recognized by a recipient on the exercise of a nonqualified stock option.

     The foregoing is merely a summary and does not purport to be a complete description of the federal income tax aspects of the Option Plan.

     The proposed amendments to the Option Plan were authorized at the February 2, 1996 meeting of the Board of Directors, subject to the approval and ratification by the shareholders at the annual meeting. The favorable vote of the holders of a majority of all outstanding shares entitled to vote at the meeting is required for adoption of the amendment to the Plan.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL

                               OTHER INFORMATION

  Proxy Solicitation.

     A shareholder giving a proxy may revoke it at any time before it is exercised. The cost of soliciting proxies in the accompanying form is to be borne by the Company. In addition to solicitations by mail, employees of the Company (who will not be specifically compensated for such services) may solicit proxies in person or by telephone. Arrangements will be made with brokers, custodians, nominees and fiduciaries to forward proxies and proxy soliciting material to the beneficial owners of the Company's shares, and the Company may reimburse such brokers, custodians, nominees or fiduciaries for their expenses in so doing. In addition, Corporate Investor Communications, Inc. has been retained by the Company to assist in the solicitation for which it will be paid a fee of approximately $5,000 plus reasonable out of pocket expenses.

  Changes in Accountants from Prior Periods.

     On October 16, 1995, the Company engaged KPMG Peat Marwick LLP (KPMG) as the principal accountants to audit the Company's financial statements for the fiscal year ending December 31, 1995, and dismissed Price Waterhouse LLP (Price Waterhouse). The Company did not consult with KPMG regarding accounting advice prior to its engagement.

     Price Waterhouse had been engaged since 1977 as the principal accountants to audit the Company's financial statements. Price Waterhouse's report on the financial statements of the Company as of December 31, 1994 and 1993 and for the years then ended, contained no adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

     The decision to change accountants was approved by the Board of Directors of the Company. During the Company's two most recent fiscal years and any subsequent interim period preceding the dismissal, there were no disagreements between the Company and Price Waterhouse on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Price Waterhouse would have caused Price Waterhouse to make reference to the subject matter of the disagreement in connection with its report. Also, during the aforementioned period, there occurred no "reportable event" within the meaning of Item 304(a)(1)(v) of Regulation S-K of the Commission. A representative of KPMG will be present at the meeting of shareholders of the Company. The representative will be given the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions. No member of that firm has any past or present interest, financial or otherwise, direct or indirect, in the Company or any of its subsidiaries.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders which are intended to be included in the Company's Proxy Statement relating to its 1997 annual meeting of shareholders must be received at the Company's principal executive offices not later than November 28, 1996.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, the Board of Directors of the Company knows of no other business which will be presented for consideration at the 1996 annual meeting of shareholders. However, if any other matters properly come before the meeting or any adjournment thereof, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the holders of the proxies.

                                          By Order of the Board of Directors.

Dated: March 27, 1996

                                                                      APPENDIX A

                       COMPUTER TASK GROUP, INCORPORATED

                       1991 STOCK OPTION PLAN, AS AMENDED

                                   ARTICLE I

                                  DEFINITIONS

     1.1. For purposes of this Plan:

          (a) The term "Board" shall mean the Board of Directors of the Company.

          (b) The term "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (c) The term "Committee" shall mean the Compensation Committee of the Board. The Committee shall be composed of not less than two directors, all of whom are "disinterested persons" within the meaning of Rule 16b-3 as promulgated under the Securities Exchange Act of 1934, as amended.

          (d) The term "Common Stock" shall mean the common stock, par value $.01 per share, of the Company and any shares of stock or other securities received as a result of the adjustments contemplated in this Plan.

          (e) The term "Company" shall mean Computer Task Group, Incorporated.

          (f) The term "Disability" shall mean permanent and total disability as defined in Section 22(e)(3) of the Code.

          (g) The term "Fair Market Value" shall mean with respect to any given day, the closing price of the Common Stock as reported by the New York Stock Exchange -- Composite Transactions Listing for the date as of which value is to be determined or if there is no closing price for that date, then on the last preceding date on which such closing price was reported.

          (h) The term "Initial Grant" shall mean the grant of an Option to a New Outside Director pursuant to Section 7.1 hereof.

          (i) The term "Key Employee" shall mean an employee of the Company or its Subsidiaries who is in a position of responsibility and whose business decisions, in the sole judgment of the Committee, contribute to the overall success of the Company.

          (j) The term "ISO" shall mean an incentive stock option as defined in
     Section 422 of the Code or any successor provision.

          (k) The term "New Outside Director" shall mean a person who (i) is appointed or elected to the Board after January 1, 1993, (ii) will be a nonemployee director after such appointment or election and (iii) was not a member of the Board for a continuous period of one hundred eighty (180) days prior to such appointment or election. Such term does not include either (i) an employee director who terminates employment with the Company but remains a member of the Board or (ii) an employee director who terminates employment with the Company and is then reelected to the Board without there being an intervening period of one hundred eighty (180) days during which such person is not a member of the Board.

          (l) The term "Non-Employee Director" shall mean a member of the Board who is not currently an officer or employee of the Company or its Subsidiaries.

          (m) The term "NQSO" shall mean an Option that does not comply with the requirements set forth in Section 422 of the Code or any successor provision.

          (n) The term "Option" shall mean any option granted under this Plan.

          (o) The term "Optionee" shall mean any person to whom an Option has been granted.

          (p) The term "Option Agreement" shall mean an agreement entered into by the Optionee and the Company setting forth the terms of the Option as set forth in Article VIII and such other terms and conditions as may be required by the Committee.

          (q) The term "Periodic Grant" shall mean the grant of an Option to a Non-Employee Director pursuant to Section 7.2 of this Plan.

          (r) The term "Plan" shall mean the Computer Task Group, Incorporated 1991 Stock Option Plan, as amended.

          (s) The term "Subsidiary" shall have the meaning as set forth in
     Section 424 of the Code or any successor provision and shall include any corporation which becomes a subsidiary after the date of adoption of the Plan.

          (t) The term "With Cause" shall mean conduct wherein an Optionee has willfully engaged in acts considered by the Committee to be injurious to the Company or its Subsidiaries or the continuing failure by an Optionee to perform his or her duties. Notwithstanding the foregoing, the term "With Cause" when applied to an individual in his or her capacity as a director of the Company shall have the same meaning as the term "cause" as set forth in Article III of the Company's By-laws.

                                   ARTICLE II

                                    PURPOSE

     2.1 The purpose of the Plan is to provide Key Employees, New Outside Directors and Non-Employee Directors upon whose efforts the Company is largely dependent for the successful conduct of its business, additional incentive to continue and increase their efforts on the Company's behalf and to remain in the employ of the Company or its Subsidiaries. In addition, the Plan is designed to increase the ability of the Company to attract and retain individuals of exceptional skill upon whom its progress, growth and profitability depend.

                                  ARTICLE III

                     EFFECTIVE DATE AND EXPIRATION OF PLAN

     3.1. The Plan was adopted by the Board effective as of January 25, 1991 and was approved and ratified by the shareholders of the Company on April 24, 1991. Options may not be granted under the Plan after April 23, 2001, but the period for exercise of Options granted prior to April 23, 2001, may extend beyond that date.

                                   ARTICLE IV

                                  ELIGIBILITY

     4.1 Options may be granted by the Committee only to Key Employees, New Outside Directors and Non-Employee Directors.

                                   ARTICLE V

                           SHARES SUBJECT TO THE PLAN

     5.1. The total number of shares of Common Stock for which Options may be granted under this Plan shall not exceed 1,750,000 shares, subject to adjustment in accordance with Article IX hereof. Such shares may be authorized and unissued shares, treasury shares or both, as the Board may from time to time determine. In the event an Option granted under the Plan or portion thereof expires, terminates or is canceled for any reason without having been exercised, the underlying shares with respect to such Option shall be available for future grants of Options. Shares that are deliverable to the Company in full or partial payment of an Option purchase price shall not become available for the grant of other Options under this Plan.

                                   ARTICLE VI

                                 ADMINISTRATION

     6.1. The Committee shall have full and exclusive authority to administer, construe and interpret the Plan, and to adopt such rules, regulations and guidelines and perform such other acts relating to the Plan, including the delegation of administrative responsibilities, which it believes reasonable and proper.

     6.2 The Committee shall have the exclusive right to grant Options pursuant to the terms of the Plan and shall, in its sole discretion, determine which Key Employees shall be granted Options, the number of shares of Common Stock subject to any such Options, the duration for which such Options may be exercised and the terms and conditions of the Options. All claims by Optionees arising under the Plan shall be presented to the Committee. The acts and decisions of the Committee with respect to any questions arising in connection with the administration and interpretation of the Plan, including the severability of any and all of the provisions hereof, shall be conclusive, final and binding. Employees of the Company and its Subsidiaries shall not have any claim or right to be granted an Option and there shall be no obligation on the part of the Committee, in granting Options, to treat eligible employees uniformly.

     6.3 In the event legal counsel to the Company determines, in its sole discretion, that the Company is in possession of material, nonpublic information about the Company, then any grants made pursuant to this Plan shall be suspended until the second trading day after public dissemination of such information. In such event, the Option shall be deemed to be granted on the second trading day after public dissemination of such information.

                                  ARTICLE VII

                              GRANTS TO DIRECTORS

     7.1 Initial Grant. An Option to purchase 5,000 shares of Common Stock shall automatically be granted to each New Outside Director on the day such New Outside Director is first appointed by the Board to be a director; provided, that if a New Outside Director who previously received such an Initial Grant terminates his or her service as a director and is subsequently elected or appointed to the Board, such director shall not be eligible to receive a second Initial Grant.

     7.2 Periodic Grants. A NQSO to purchase 30,000 shares of Common Stock at their Fair Market Value shall automatically be granted to each Non-Employee Director who is serving as such immediately following the 1996 annual meeting of shareholders and on the day of each annual meeting of shareholders every three years thereafter. In the event an individual shall become a Non-Employee Director following the 1996 annual meeting of shareholders but prior to the end of such three year period, he or she shall automatically receive on the date of appointment to the Board a NQSO to purchase 30,000 shares of Common Stock which shall be reduced on a pro rata basis for each full calendar month during such three year period which such individual was not a Non-Employee Director. The grant of a NQSO pursuant to this Section 7.2 shall be subject to adjustment pursuant to Article IX of this Plan.

     7.3 Vesting of Periodic Grants. Each Periodic Grant shall vest and become immediately exercisable as follows: (i) 10,000 shares or pro rata portion thereof of Common Stock shall become immediately exercisable on the initial date of grant set forth in Section 7.2 above and (ii) 10,000 shares or pro rata portion thereof of Common Stock shall become exercisable on May 1st of each succeeding year thereafter. For purposes of this Section 7.3, the term "pro rata portion" shall be determined in accordance with the terms set forth in Section 7.2.

     7.4 Termination of Directorship. If a Non-Employee Director shall cease to be a member of the Board, the following rules shall apply:

          (a) Termination by reason of Death. If a Non-Employee Director shall die while a member of the Board, each Option held by such Non-Employee Director shall, to the extent exercisable on such date of death, be exercisable by his or her legal representatives or beneficiaries until the sooner of (i) twelve months after the date of death or (ii) the date of termination set forth in the grant of such Option.

          (b) Termination by reason of Disability. If the Committee shall determine that a Non-Employee Director has suffered a Disability, each Option held by such Non-Employee Director shall, to the extent exercisable on the date the Committee has determined that a Non-Employee Director has suffered a Disability, continue to be exercisable until the sooner of (i) eighty-nine days after the date the Committee has determined that a Non-Employee Director has suffered a Disability or (ii) the date of termination set forth in the grant of such Option.

          (c) Termination With Cause. If a Non-Employee Director shall cease to be a member of the Board because he or she is removed With Cause, all Options granted to the Non-Employee Director shall be immediately forfeited.

          (d) Termination Without Cause. If a Non-Employee Director shall cease to be a member of the Board for any reason other than as set forth in Sections 7.4(a), (b) or (c), each Option held by such Non-Employee Director shall, to the extent exercisable on such date of termination, continue to be exercisable until the sooner of (i) thirty-six months after the date of such termination or (ii) the date of termination set forth in the grant of such Option.

                                  ARTICLE VIII

                        TERMS AND CONDITIONS OF OPTIONS

     8.1 Incentive and Nonstatutory Options. Options granted by the Committee shall be designated as either (i) ISOs or (ii) NQSOs. In no event shall a New Outside Director, Non-Employee Director or Consultant receive an ISO unless otherwise permitted under the Code. Grants of an Option for fractional shares shall not be made.

     8.2 Option Price. The price at which Common Stock may be purchased upon exercise of an Option shall be established by the Committee; provided, however, that the option price per share for an ISO, an Initial Grant and a Periodic Grant shall not be less that the Fair Market Value of a share of Common Stock on the date of grant.

     8.3 Term of Options. The Committee shall determine the dates and terms upon which Options may be exercised, including whether such Options shall be exercisable in installments. The Committee may amend an Option to accelerate the dates after which Options may be exercised. In no event shall the expiration date of a NQSO granted pursuant to Article VII be later than the day preceding the tenth annual anniversary of the date on which the NQSO was granted.

     8.4 Transfer of Option Shares. Except as otherwise set forth in this Plan, shares acquired by persons subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, pursuant to the exercise of an Option or portion thereof, shall not be sold or transferred for at least six months after the date of grant.

     8.5 Option Agreement. Options granted pursuant to this Plan shall be evidenced by written Option Agreements executed by both the Company and the Optionee. Option Agreements shall be subject to the terms and conditions of the Plan and shall contain such other provisions as the Committee may deem advisable and which are not inconsistent with the terms hereof. Option Agreements shall state the total number of shares of Common Stock subject to each grant, the purchase price of a share of Common Stock under an Option, the expiration date for the Option and whether the Option is an ISO or a NQSO.

     8.6 ISOs Granted to Ten Percent Shareholder Employees. Notwithstanding anything in this Plan to the contrary, the Committee may not grant an ISO to any employee who, at the time the ISO is granted, owns (through application of attribution rules set forth in Code Section 425 (d)) more than ten percent of the total combined voting power of all classes of stock of the Company or its Subsidiaries, unless (i) the option price is at least 110 percent of the Fair Market Value of a share of Common Stock on the date the Option is granted and
(ii) the expiration date of the Option is a date not later than the day preceding the fifth annual anniversary of the date on which the Option is granted.

     8.7 Exercise of Option. Each Option or portion thereof shall be exercised by delivery of a written notice of exercise to the Company on a form to be provided by the Company together with payment of the full price of the shares being acquired pursuant to the Option. An Optionee may exercise an Option with respect to less than the full number of shares for which an Option may then be exercised, but in no event may an Optionee exercise an Option with respect to a fractional share. The price of shares purchased pursuant to the exercise of an Option or portion thereof, may be paid (i) in United States dollars in cash or by check or bank draft payable to the order of the Company; (ii) through the delivery of shares of Common Stock with an aggregate Fair Market Value on the date of exercise equal to the option price; (iii) by arrangement with a broker which is acceptable to the Committee where payment of the option price is made pursuant to an irrevocable direction to the broker to deliver all or part of the proceeds from the sale of the shares to the Company; or (iv) by any combination of the above; provided, however, that the Committee shall determine acceptable methods for tendering Common Stock as payment upon exercise of an Option and may, in its discretion, limit or prohibit the use of Common Stock to pay the option price.

     8.8 Nontransferability of Options. Options granted pursuant to the Plan shall not be transferable by any Optionee other than by will, the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code.

     8.9 Termination of Options. If any one or more of the events set forth in this Section 8.9 shall occur, the following rules shall apply to an Optionee (other than a Non-Employee Director):

          (a) Termination by reason of Death. If an Optionee shall die while employed by the Company or its Subsidiaries, each Option held by such Optionee shall, to the extent exercisable on such date of death, be exercisable by his or her legal representatives or beneficiaries until the sooner of (i) twelve months after the date of death or (ii) the date of termination set forth in the grant of such Option.

          (b) Termination by reason of Disability. If the Committee shall determine that an Optionee has suffered a Disability while employed by the Company or its Subsidiaries, each Option held by such Optionee shall, to the extent exercisable on the date the Committee has determined that an Optionee has suffered a Disability, continue to be exercisable until the sooner of (i) eighty-nine days after the date the Committee has determined that an Optionee has suffered a Disability or (ii) the date of termination set forth in the grant of such Option.

          (c) Termination With Cause. If during the time in which an Option is exercisable by an Optionee (i) an Optionee, without the prior written consent of the Committee (A) discloses any confidential information regarding the Company or its Subsidiaries to anyone outside the Company or uses such information other than in connection with services rendered to or on behalf of the Company, (B) renders services for any entity or otherwise engages in any business activity, directly or indirectly, which in the sole judgment of the Committee is or becomes competitive with the Company or which is or becomes otherwise in conflict with the interests of the Company, or (C) violates the terms of any non-solicitation and non-disclosure agreement between the Optionee and the Company, or (ii) an Optionee's employment with the Company or a Subsidiary terminates With Cause, then each such Option shall immediately terminate and be forfeited.

          (d) Termination Without Cause. If an Optionee shall cease to be employed by the Company or its Subsidiaries for any reason other than as set forth in Sections 8.9(a), (b) or (c), each Option held by such Optionee shall, to the extent exercisable on such date of termination, continue to be exercisable until the sooner of (i) eighty-nine days after the date of termination or (ii) the date of termination set forth in the grant of such Option.

     8.10 Withholding. The Company may make such provisions and take such steps as it deems necessary or appropriate for the withholding of any taxes which the Company is required by law or regulation of any governmental authority to withhold in connection with any Option or the exercise thereof. In accordance with any applicable administrative guidelines it establishes, the Committee may allow an Optionee to pay the amount of taxes required by law to be withheld by reason of an exercise of an Option by permitting the

Optionee to deliver to the Company shares of Common Stock having a Fair Market Value, as determined by the Committee, equal to the amount of such required withholding taxes.

     8.11 Notification of Sale. Optionees shall immediately notify the Company in writing of any disposition and the amount realized thereon to the extent any Optionee disposes of shares of Common Stock acquired upon the exercise of an ISO
(i) within two years after the date of the grant of the ISO under which the stock was acquired or (ii) within one year after the transfer of such shares to the Optionee.

     8.12 Limitation on ISOs. The aggregate Fair Market Value (determined as of the date an ISO is granted) of the shares of Common Stock for which any employee may first exercise ISO's granted under this Plan and all other stock option plans of the Company and its Subsidiaries, in any calendar year, shall not exceed $100,000.

     8.13 Limitation on Awards of Options. Notwithstanding any other provision of this Plan, an Optionee shall not receive an Option covering more than 250,000 shares of Common Stock during any calendar year.

                                   ARTICLE IX

                                  ADJUSTMENTS

     9.1 In the event that at any time the Company shall enter into a transaction described in Section 424 of the Code, declare a stock dividend, stock split or otherwise enter into a transaction which in the sole judgment of the Committee requires action to adjust the terms of outstanding Options, the Committee may take such action to preserve the Optionee's rights substantially proportionate to the rights existing prior to such event. To the extent that such action shall include an increase or decrease in the number of outstanding shares of Common Stock, the number of shares available under this Plan shall be proportionately increased or decreased. Any adjustment may provide for the elimination of any fractional share which might otherwise become subject to an Option. In the event of a Change of Control, notwithstanding any other provision of the Plan or set forth in an Option Agreement, including without limitation any installment provisions in such Option Agreement, the right of an Optionee to exercise his or her Option shall be accelerated to a right to exercise the Option in full, or with respect to any portion thereof in the sole discretion of the Optionee, beginning with the date immediately prior to the Change of Control and ending with the termination date that otherwise would be applicable under the terms of the Option if there had not been any Change of Control, and in any event without regard to any installment provisions under the terms of the Option.

     9.2 For purposes of Article IX, a "Change of Control" shall be deemed to have occurred if:

          (a) any Person, which shall mean a "person" as such term is used in Sections 13(d) and 24(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding voting securities;

          (b) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board, or whose nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds (2/3) of the directors (other than in connection with a contested election) before the beginning of the period cease, for any reason, to constitute at least a majority thereof;

          (c) the stockholders of the Company approve (i) a plan of complete liquidation of the Company or (ii) the sale or disposition by the Company of all or substantially all of the Company's assets unless the acquirer of the assets or its directors shall meet the conditions for a merger or consolidation in subparagraphs (d)(i) or (d)(ii); or

          (d) the stockholders of the Company approve a merger or consolidation of the Company with any other company other than (i) such a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 70% of the combined voting power of the Company's or such surviving entity's outstanding voting securities immediately after such merger or consolidation or (ii) such a merger or consolidation which would result in the directors of the Company who were directors immediately prior thereto continuing to constitute more than 50% of the directors of the surviving entity immediately after such merger or consolidation. For purposes of this subparagraph (d), the term "surviving entity" shall mean only an entity in which all of the Company's stockholders immediately before such merger or consolidation become stockholders by the terms of such merger or consolidation, and the phrase "directors of the Company who were directors immediately prior thereto" shall include only individuals who were directors of the Company at the beginning of the twenty-four (24) consecutive month period preceding the date of such merger or consolidation, or who were new directors (other than any director nominated in connection with a contested election or designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c)(ii), (d)(i) or
     (d)(ii) of this Section) whose election by the Board, or whose nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds (2/3) of the directors before the beginning of such period.

                                   ARTICLE X

                                 MISCELLANEOUS

     10.1 Limitation of Rights. Nothing in this Plan or any document describing or referring to this Plan shall be deemed to confer on any Optionee the right to continue in the employ of or as a director of the Company or its Subsidiaries or affect the right of the Company or its Subsidiaries to terminate the employment or directorship of any such person with or without cause. Neither the Optionee nor any person entitled to exercise the Optionee's rights as contemplated in this Plan shall have any rights of a shareholder with respect to the shares subject to each Option, except to the extent that and until such shares shall have been issued upon the exercise of each Option.

     10.2 Governing Law. The obligation of the Company to issue or transfer and deliver shares for Options exercised pursuant to the Plan shall be subject to all laws, regulations and rules which are in effect from time to time and promulgated by applicable governmental entities and stock exchanges on which the Common Stock is listed and traded. Acceptance of an Option shall be deemed to constitute consent to the jurisdiction and venue of the Supreme Court of the State of New York located in Erie County, New York and the United States District Court for the Western District of New York for all purposes in connection with any suit, action, or other proceeding relating to such Option, including the enforcement of any rights under this Plan or any agreement or other document, and shall be deemed to constitute consent to any process or notice of motion in connection with such proceeding being served by certified or registered mail or personal service within or without the State of New York, provided a reasonable time for appearance is allowed.

     10.3 Use of Proceeds. The proceeds received by the Company from the sales of the shares pursuant to the exercise of Options granted under this Plan shall be added to the Company's general funds and used for general corporate purposes. Any Common Stock received in payment of shares pursuant to this Plan may be retired or retained in the Company's treasury and reissued.

                                   ARTICLE XI

                        AMENDMENT OR TERMINATION OF PLAN

     11.1 The Committee may, from time to time, amend, suspend, or terminate the Plan or any provision thereof; provided, however, to the extent required to qualify the Plan under Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, no amendment shall be made more than once every six (6) months that would change the amount, price or timing of an Initial Grant or Periodic Grant other than to comport with changes in the Code, the Employee Retirement Income Security Act or the rules and regulations promulgated thereunder; and provided, further, that no amendment to the Plan shall be made which would, without the prior approval of the shareholders of the Company: (i) materially increase the benefits accruing to participants under the Plan, (ii) materially increase the number of securities which may be issued under the Plan, or (iii) materially modify the requirements as to eligibility for participation in the Plan. No amendment, suspension or termination of the Plan or any portion thereof shall, without the written consent of the Optionee, affect any Option or other right theretofore granted to such Optionee under the Plan. Notwithstanding anything herein to the contrary, the Committee may replace any existing Options and in connection therewith require the voluntary surrender of all or a portion of any Option granted under the Plan as a condition precedent to the grant of a replacement Option to an Optionee. Subject to the provisions of the Plan, such new Option shall be exercisable at the price, during such period and on such other terms and conditions as are specified by the Committee at the time the new Option is granted. Upon surrender, such Options shall be canceled and the shares previously subject to them shall be available for the grant of other Options.

     11.2 To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practice and to further the purpose of this Plan, the Committee may, without amending this Plan (i) establish special rules applicable to Options granted to Optionees who are foreign nationals, are employed outside the United States, or both, including rules that differ from those set forth in this Plan, and (ii) grant Options to such Optionees in accordance with those rules.

/X/  PLEASE MARK                                             DETACH HERE
     VOTES AS IN
     THIS EXAMPLE.

1.   Election of Class II Directors                                                             FOR    AGAINST    ABSTAIN
                                                                                               /  /     /  /       /  /
Nominees: George B. Beitzel, Richard L. Crandall                 2. Proposal to amend the
          and Barbara Z. Shattuck                                   Company's 1991 Employee
                                                                    Stock Option Plan to provide
                                                                    for an automatic grant of
   FOR               WITHHELD                                       30,000 stock options to
   ALL     /  /      FROM ALL   /  /                                non-employee directors every
 NOMINEES            NOMINEES                                       three years in lieu of other
                                                                    cash compensation and to
                                                                    increase the number of shares
                              MARK HERE                             available under the Plan by
                              IF YOU PLAN    /  /                   750,000.
                              TO ATTEND
                              THE MEETING                        3. Said proxies are given discretionary authority to
                                                                    vote and act upon such other matters as may come
                              MARK HERE                             before the meeting or any adjournment thereof.
                              FOR ADDRESS    /  /
                              CHANGE AND                            Please date and sign exactly as name appears hereon. Each
                              NOTE BELOW                            joint tenant must sign. When signing as attorney, executor, trustee, etc., give full title. If signer is a corporation,
/  / ___________________________________________                    sign in full corporate name by authorized officer. If a
     For all nominees except as noted above                         partnership, sign in partnership name by an authorized
                                                                    person.

                                                                    Please sign, date and return this proxy today.  No postage
  Signature: _______________________________ Date _____________     is required.  A business reply envelope is enclosed for
                                                                    your convenience.
  Signature: _______________________________ Date _____________




                                 DETACH HERE



                      COMPUTER TASK GROUP, INCORPORATED

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P           The undersigned hereby appoints Gale S. Fitzgerald, Paul W. Joy, and Randolph A. Marks and each of them, as proxy or proxies, with
R power of substitution to vote all of the shares of Common Stock of Computer Task Group, Incorporated (the "Company") which the
O undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company's Headquarters,
X 800 Delaware Avenue, Buffalo, New York on Wednesday, April 24, 1996 at 10:00 a.m. or at any adjournment thereof.
Y
            THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER
        DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

                                                              --------------
                                                                SEE REVERSE
                (MARK, SIGN AND DATE ON REVERSE SIDE)              SIDE
                                                              --------------